Exhibit 99.2

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

            , 2014

To: Tarena International, Inc.

Suite 10017, Building E

Zhongkun Plaza, A18 Bei San Huan West Road, Haidian District,

Beijing 100098

People’s Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to Tarena International, Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of American depositary shares (“Offered ADSs”), each ADS representing a certain number of ordinary shares of the Company, par value US$0.001 per share (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Offered ADSs on the [NASDAQ Global Market/NYSE]. We have been requested to give this opinion on the PRC Group Entities (as defined below).

A.	Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Group Entities and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

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In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

(i)	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	Each of the parties to the Documents, other than the PRC Group Entities, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Group Entities, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation;

(iii)	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(iv)	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Group Entities in connection with this legal opinion are true, correct and complete.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

(a)	“CSRC” means China Securities Regulatory Commission;

(b)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(c)	“Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(d)	“M&A Rules” mean the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange on August 8, 2006, which became effective on September 8, 2006 and was further amended on June 22, 2009;

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(e)	“MOFCOM” means Ministry of Commerce of the People’s Republic of China;

(f)	“PRC Group Entity” means each of the Company’s subsidiaries and variable interest entities listed in Appendix A;

(g)	“PRC Laws” mean all applicable national, provincial and local laws, regulations, rules, orders, decrees, and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(i) VIE Structure. Each of Tarena Technologies Inc., Beijing Tarena Jinqiao Technology Co., Ltd., Shanghai Tarena Software Technology Co., Ltd., Han Shaoyun and Li Jianguang (each a “VIE Party”) has full power, authority and legal right to execute, deliver and perform their respective obligations in respect of each contract under the contractual arrangements described in the Registration Statement under the caption “Corporate History and Structure” (the “VIE Agreements”) as to which it, she or he is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it, she or he is a party; and such obligations constitute valid, legal and binding obligations enforceable against each of them in accordance with the terms of each of the VIE Agreements, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles under the PRC Laws.

The due execution, delivery and performance of each of the VIE Agreements by the VIE Parties thereto, and the due consummation of the transactions contemplated thereunder, does not (A) conflict with or result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of any of the PRC Group Entities; (B) conflict with or result in any violation of or penalty under any PRC Laws or Governmental Authorizations; or (C) to the best of our knowledge after due and reasonable inquiry, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument governed by PRC Laws to which any of the VIE Parties is a party or by which any of them is bound or to which any of their properties or assets is subject.

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(ii) Ownership Structure; Business Operation. Except as otherwise disclosed in the Registration Statement, the ownership structure of the PRC Group Entities and the contractual arrangements among the VIE Parties and the Company’s business operations, are not in violation of any PRC Laws.

(iii) M&A Rule; No Governmental Authorization. Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we believe that since (a) CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to M&A Rules and (b) we were established before the M&A Rules took effective and Tarena Technologies Inc. was acquired by us and converted into a wholly foreign owned enterprise before the M&A Rules took effect, we are of the opinion that, except as disclosed in the Registration Statement, the issue and sale of the Ordinary Shares and the ADSs by the Company and the listing and trading of the ADSs on [NASDAQ Global Market/NYSE] by the Company does not require any Governmental Authorization, including submitting an application with and receiving approval from the MOFCOM or the CSRC under the M&A Rules.

(iv) Enforceability of Civil Procedures. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(v) Taxation. The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

(vi) Statement in the Prospectus. All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Corporate History and Structure”, “Dividend Policy”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Industry Overview”, “Business”, “Regulation”, “Management”, “Related Party Transactions”, “Description of Share Capital”, “Enforceability of Civil Liabilities” and “Taxation-People’s Republic of China Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or to our best knowledge after due inquiry, documents, agreements or proceedings governed by PRC Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

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Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

v.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Group Entities and PRC government officials.

vi.	This opinion is intended to be used in the context which is specifically referred to herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

HAN KUN LAW OFFICES

HAN KUN LAW OFFICES

Appendix A

List of the PRC Group Entities

Tarena Software Technology (Hangzhou) Co., Ltd.

Tarena Technologies Inc.

Shenyang Tarena Technology Co., Ltd.

Jinan Tarena Software Co., Ltd.

Qingdao Tarena Software Technology Co., Ltd.

Tarena (Wuhan) Technology Co., Ltd.

Chongqing Tarena Software Co., Ltd.

Kunming Tarena Technology Co., Ltd.

Nanjing Tarena Software Co., Ltd.

Zhuhai Tarena Software Co., Ltd.

Guangzhou Tarena Information Technology Co., Ltd.

Shenzhen Tarena Software Co., Ltd.

Beijing Yingcai Tianyi Technology Co., Ltd.

Heilongjiang Tarena Software Technology Co., Ltd.

Harbin Tarena Technology Co., Ltd.

Shijiazhuang Tarena Software Technology Co., Ltd.

Changchun Tarena Technology Co., Ltd.

Tianjin Tarena Technology Co., Ltd.

Yantai Tarena Software Technology Co., Ltd.

Xi’an Tarena Software Technology Co., Ltd.

Suzhou Tarena Information Technology Co., Ltd.

Wuxi Tarena Technology Co., Ltd.

Ningbo Tarena Information Technology Co., Ltd.

Nanchang Tarena Technology Co., Ltd.

Fuzhou Tarena Information Technology Co., Ltd.

Nanjing Tarena Weishang Information Technology Co., Ltd.

Guangxi Nanning Tarena Software Technology Co., Ltd.

Zhengzhou Tarena Technology Co., Ltd.

Changsha Tarena Software Co., Ltd.

Chengdu Tarena Technology Co., Ltd.

Hefei Tarena Software Co., Ltd.

Xiamen Tarena Information Technology Co., Ltd.

Dalian Tarena Software Co., Ltd.

Wuhan Tarena Software Co., Ltd.

Shanghai Tarena Weishang Software Technology Co., Ltd.

Shanghai Tarena Weiguan Software Technology Co., Ltd.

Shanghai Tarena Weicheng Software Technology Co., Ltd.

Shanghai Tarena Weixin Software Technology Co., Ltd.

Beijing Tarena Jinqiao Technology Co., Ltd.

Shanghai Tarena Software Technology Co., Ltd.

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Guangzhou Huicai Software Co., Ltd.

Hangzhou Tarena Technology Co., Ltd.

Hangzhou Tarena Computer Co., Ltd.

Hangzhou Tarena Information Technology Co., Ltd.